EXHIBIT C


                       Southwestern Electric Power Company



Name                           Prior Year Compensation       To Be Received

Jack L. Ballard                      76,944                    80,406

Thomas P. Brice                      79,000                    85,000

David Camp                           60,300                    60,528

Thomas J. Epperson                  110,000                   110,000

Bradley Hardin                       72,964                    80,300

William H. Lacefield                 85,500                    87,500

Dave Nesmith                         79,000                    82,000

J. David Ozment                     108,000                   112,000

Michael D. Smith                    250,000                   195,000